Exhibit 99.1

Yahoo! Reports Fourth Quarter 2010 Results

Fourth Quarter Revenue and Profitability Exceed Expectations;

Full Year 2010 Operating Income Doubles Year Over Year

SUNNYVALE, Calif.--(BUSINESS WIRE)--January 25, 2011--Yahoo! Inc. (NASDAQ:YHOO) today reported results for the fourth quarter and full year ended December 31, 2010.

Revenue excluding traffic acquisition costs (“revenue ex-TAC”) was $1,205 million for the fourth quarter of 2010, a 4 percent decrease from the fourth quarter of 2009, primarily due to the revenue share with Microsoft. GAAP revenue was $1,525 million for the fourth quarter of 2010, a 12 percent decrease from the fourth quarter of 2009, primarily due to the required change in revenue presentation and the revenue share with Microsoft associated with the Search Agreement. For transitioned markets (U.S. and Canada in the fourth quarter), Yahoo! now reports revenue associated with the Search Agreement on a net (after TAC) basis rather than a gross basis. Excluding the impact of these two items as well as the divestitures of Zimbra and HotJobs and the exit of the paid inclusion business, revenue for the fourth quarter of 2010 increased 3 percent compared to the fourth quarter of 2009.

Income from operations increased by 85 percent to $220 million in the fourth quarter of 2010, compared to $119 million in the fourth quarter of 2009. Income from operations included restructuring charges of $38 million and $40 million in the fourth quarter of 2010 and 2009, respectively. Excluding these items, income from operations grew 62 percent in the fourth quarter of 2010 compared to the fourth quarter of 2009.

Net earnings per diluted share increased by 120 percent to $0.24 per diluted share in the fourth quarter of 2010, compared to $0.11 per diluted share in the fourth quarter of 2009. Net earnings per diluted share included restructuring charges of $0.02 per diluted share for the fourth quarters of both 2010 and 2009.

Financials at a Glance

Quarterly Results (in millions, except percentages and per share amounts)
	Q4 2009	Q4 2010	Percent Change
GAAP revenue	$1,732	$1,525	(12)%
Revenue ex-TAC	$1,258	$1,205	(4)%
Income from operations	$119	$220	85%
Net earnings	$153	$312	104%
Net earnings per diluted share	$0.11	$0.24	120%

“We just completed a very encouraging quarter and year for Yahoo!, where we saw our plans to turn around the company gain momentum,” said Carol Bartz, CEO of Yahoo!. “For the year, operating income, margins, EPS, and return on invested capital doubled. Display advertising grew 17%. We completed the important North America Search transition to Microsoft on schedule and with high quality. We introduced new and updated products at a faster pace. And our content properties – like Yahoo! Sports and Yahoo! Finance – continued to innovate and extend their massive lead.”

Business Highlights

  Operating margin expanded from 7 percent in the fourth quarter of 2009 to 14 percent in the fourth quarter of 2010. Excluding restructuring charges of $40 million and $38 million in the fourth quarters of 2009 and 2010, respectively, operating margin expanded from 9 percent to 17 percent.
  Completed the transition from Yahoo!’s Search Marketing platform to Microsoft’s search advertising platform (adCenter) in the U.S. and Canada at the end of October.
  Yahoo! announced the beta launch of a Local Offers program in which Yahoo! is partnering with more than a dozen online and offline local “deal” providers (including Groupon and Valpak) in an effort to build one of the largest and most comprehensive repositories of local offers on the Internet.
  Yahoo! introduced the first phase of its integration with Zynga that allows users to launch, play, and share Zynga's popular games like Mafia Wars and FishVille on Yahoo! Messenger, Yahoo! Games, My Yahoo!, Yahoo! Toolbar, and Yahoo! Pulse.
  Yahoo! introduced Twitter integration that allows users to connect their Yahoo! and Twitter accounts globally to see and share Twitter updates on the Yahoo! homepage, Yahoo! Messenger, Yahoo! Mail, and Yahoo! Pulse.
  Yahoo! launched the Yahoo! Messenger Beta that allows users to play social games from publishers like Zynga, ELEX and OMGPOP, share their status across networks, and view, comment on, and "like" updates from Yahoo! Pulse, Flickr, Facebook, and Twitter — all from within Yahoo! Messenger. Interoperability with Facebook Chat also broadens the group of friends with whom users can instantly connect and chat on Yahoo! Messenger.
  Yahoo! launched the new Yahoo! Mail Beta, a faster, easier, safer, and more social communications experience that helps users around the world be more engaged, productive and connected than ever.
  Yahoo! introduced the Yahoo! Contributor Network platform that enables authors to reach an audience of millions by publishing their creative content on Yahoo!. The Yahoo! Contributor Network is an evolution of the Associated Content platform that brings contributions from more than 400,000 writers, photographers, and videographers to some of the Internet's most popular media destinations, including Yahoo! News, Yahoo! Finance, Yahoo! Sports, and even the Yahoo! homepage, among many others.
  Yahoo! continued to unveil original programming including the Weekend Edition on Yahoo! News, a new weekend program offering compelling original video and relevant editorial content, programmed for the weekend audience and an extension of the Who Knew program on omg!, sponsored by Toyota.
  Yahoo! named Ross Levinsohn as its EVP, Americas and Wayne Powers as its SVP, Advertising Sales for North America.

Search Alliance Costs and Reimbursements

Yahoo!’s results for the fourth quarter of 2010 reflect $66 million in search operating cost reimbursements from Microsoft under the Search Agreement, which amount is equal to the search operating costs incurred by Yahoo! in the fourth quarter. Our search operating costs declined in the fourth quarter, compared to the third quarter, because we completed the transition of the U.S. and Canada to Microsoft’s search platform in October. Search operating cost reimbursements are expected to continue to decline as Yahoo! fully transitions all markets to Microsoft’s search platform and the underlying expenses are removed from our cost structure. Our business outlook for total expenses reflects these savings as well as planned reinvestments.

Yahoo!’s results for the fourth quarter of 2010 also reflect transition cost reimbursements from Microsoft under the Search Agreement of $21 million. In the fourth quarter, transition cost reimbursements were equal to the transition costs incurred by Yahoo! related to the Search Agreement. Therefore, the net impact of the transition costs and reimbursements were neutral to total operating expenses in the fourth quarter, as expected.

Fourth Quarter 2010 Revenue Results

  GAAP display revenue increased 14 percent to $635 million, compared to $560 million for the fourth quarter of 2009.
  Display revenue ex-TAC increased 16 percent to $567 million, compared to $490 million for the fourth quarter of 2009.
  GAAP search revenue was $640 million, a 27 percent decrease compared to $875 million for the fourth quarter of 2009.
  Search revenue ex-TAC was $388 million, an 18 percent decrease compared to $473 million for the fourth quarter of 2009.

Cash Flow and Cash Balance

  Cash flow from operating activities for the fourth quarter of 2010 was $403 million, a 15 percent increase compared to $351 million for the same period of 2009.
  Free cash flow was $155 million for the fourth quarter of 2010, a 29 percent decrease compared to $220 million for the same period of 2009.
  Cash, cash equivalents, and investments in marketable debt securities were $3,629 million at December 31, 2010 compared to $4,518 million at December 31, 2009, a decrease of $889 million. During the year ended December 31, 2010, Yahoo! repurchased 119 million shares for $1,749 million.

Business Outlook

Revenue ex-TAC for the first quarter of 2011 is expected to be in the range of $1,020 million to $1,080 million. Based on the terms of the Search Agreement with Microsoft, Microsoft retains a revenue share of 12 percent of the net (after TAC) search revenue generated on Yahoo!’s Advertising Network in transitioned markets. Yahoo! reports the net revenue it receives under the Search Agreement as revenue and no longer presents the associated TAC within cost of revenue. Accordingly, for transitioned markets Yahoo! reports GAAP revenue associated with the Search Agreement on a net (after TAC) basis rather than a gross basis. For markets that have not yet transitioned, revenue continues to be recorded on a gross basis, and TAC is recorded in cost of revenue. Microsoft’s revenue share in the first quarter of 2011 is expected to be approximately $36 million. GAAP revenue for the first quarter of 2011 is expected to be in the range of $1,150 million to $1,230 million. Total expenses (cost of revenue plus total operating expenses) for the first quarter of 2011 is expected to be in the range of $1,020 million to $1,070 million. Total expenses less TAC for the first quarter of 2011 is expected to be in the range of $890 million to $920 million. Income from operations for the first quarter of 2011 is expected to be in the range of $130 million to $160 million.

Business outlook for revenue ex-TAC is being provided to reflect the underlying dynamics of the business during the Microsoft transition and to facilitate comparisons to prior periods.

Conference Call

Yahoo! will host a conference call to discuss fourth quarter 2010 results at 5 p.m. Eastern Time today. A live webcast of the conference call, together with supplemental financial information, can be accessed through the Company's Investor Relations website at http://yhoo.client.shareholder.com/results.cfm. In addition, an archive of the webcast can be accessed through the same link. An audio replay of the call will be available for one week following the conference call by calling (888) 286-8010 or (617) 801-6888, reservation number: 89411245.

Note Regarding Non-GAAP Financial Measures

This press release and its attachments include the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission (“SEC”): revenue ex-TAC; free cash flow; total expenses less TAC; non-GAAP net income; and non-GAAP net income per diluted share. These measures may be different than non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (“GAAP”). Explanations of the Company’s non-GAAP financial measures and reconciliations of these financial measures to the GAAP financial measures the Company considers most comparable are included in the accompanying “Note to Unaudited Condensed Consolidated Statements of Income,” “Reconciliation of cash flow from operating activities to free cash flow,” “GAAP Net Income to Non-GAAP Net Income Reconciliations,” and “Business Outlook”.

About Yahoo!

Yahoo! is an innovative technology company that operates the largest digital media, content, and communications business in the world. Yahoo! keeps more than half a billion consumers worldwide connected to what matters to them most, and delivers powerful audience solutions to advertisers through its unique combination of Science + Art + Scale. Yahoo! is headquartered in Sunnyvale, California. For more information, visit the pressroom (pressroom.yahoo.net) or the company's blog, Yodel Anecdotal (yodel.yahoo.com).

“Search Agreement” refers to the Search and Advertising Services and Sales Agreement between Yahoo! and Microsoft Corporation.

“TAC” refers to traffic acquisition costs. TAC consists of payments made to third-party entities that have integrated our advertising offerings into their websites or other offerings and payments made to companies that direct consumer and business traffic to Yahoo!’s online properties and services.

“Yahoo!’s Advertising Network” refers to Yahoo!’s own online properties and services as well as the distribution network of third-party entities that have integrated our advertising offerings into their websites or other offerings.

This press release and its attachments contain forward-looking statements that involve risks and uncertainties concerning Yahoo!'s expected financial performance (including, without limitation, the statements and information in the Business Outlook sections, certain business highlights, and the quotations from management in this press release), as well as Yahoo!'s strategic and operational plans. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the impact of management and organizational changes; the implementation and results of Yahoo!'s ongoing strategic and cost initiatives; Yahoo!'s ability to compete with new or existing competitors; reduction in spending by, or loss of, advertisers; the demand by customers for Yahoo!'s premium services; acceptance by users of new products and services; risks related to joint ventures and the integration of acquisitions; risks related to Yahoo!'s international operations; failure to manage growth and diversification; adverse results in litigation, including intellectual property infringement claims; Yahoo!'s ability to protect its intellectual property and the value of its brands; dependence on key personnel; dependence on third parties for technology, services, content, and distribution; general economic conditions and changes in economic conditions; and transition and implementation risks associated with the search agreement with Microsoft Corporation. All information set forth in this press release and its attachments is as of January 25, 2011. Yahoo! does not intend, and undertakes no duty, to update this information to reflect subsequent events or circumstances; however, Yahoo! may update its business outlook or any portion thereof at any time in its discretion. More information about potential factors that could affect the Company's business and financial results is included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 2009, as amended, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, which are on file with the SEC and available on the SEC's website at www.sec.gov. Additional information will also be set forth in those sections in Yahoo!’s Annual Report on Form 10-K for the year ended December 31, 2010, which will be filed with the SEC in the first quarter of 2011.

Yahoo! and the Yahoo! logos are trademarks and/or registered trademarks of Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.

Yahoo! Inc.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2010	2009	2010

Revenue	$1,731,977	$1,525,109	$6,460,315	$6,324,651

Cost of revenue	749,658	557,686	2,871,746	2,627,545

Gross profit	982,319	967,423	3,588,569	3,697,106

Operating expenses:
Sales and marketing	357,470	298,508	1,245,350	1,264,491
Product development	306,031	277,822	1,210,168	1,082,176
General and administrative	149,282	125,755	580,352	488,332
Amortization of intangibles	10,372	7,627	39,106	31,626
Restructuring charges, net	40,409	37,735	126,901	57,957
Total operating expenses	863,564	747,447	3,201,877	2,924,582

Income from operations	118,755	219,976	386,692	772,524

Other income, net	5,168	7,602	187,528	297,869

Income before income taxes and earnings in equity interests	123,923	227,578	574,220	1,070,393

Provision for income taxes	(36,831)	(17,142)	(219,321)	(221,523)
Earnings in equity interests	68,646	107,511	250,390	395,758

Net income	155,738	317,947	605,289	1,244,628

Less: Net income attributable to noncontrolling interests	(2,784)	(5,927)	(7,297)	(12,965)

Net income attributable to Yahoo! Inc.	$152,954	$312,020	$597,992	$1,231,663

Net income attributable to Yahoo! Inc. common stockholders per share - diluted	$0.11	$0.24	$0.42	$0.90

Shares used in per share calculation - diluted	1,416,974	1,311,682	1,415,658	1,364,612

Stock-based compensation expense by function:
Cost of revenue	$1,829	$986	$10,759	$3,275
Sales and marketing	25,839	16,870	141,537	71,154
Product development	42,082	25,513	205,971	106,665
General and administrative	14,661	10,632	79,820	42,384
Restructuring expense acceleration (reversals), net	18,662	(4,211)	11,062	(4,211)

Supplemental Financial Data:
Revenue ex-TAC	$1,258,468	$1,205,250	$4,682,489	$4,588,229
Free cash flow	$219,685	$155,165	$957,410	$596,255

Yahoo! Inc.
Note to Unaudited Condensed Consolidated Statements of Income

This press release and its attachments include the non-GAAP financial measures of revenue excluding traffic acquisition costs (“revenue ex-TAC”), free cash flow, total expenses (GAAP cost of revenue plus GAAP total operating expenses) less TAC, non-GAAP net income, and non-GAAP net income per diluted share, which are reconciled to revenue, cash flow from operating activities, total expenses (GAAP cost of revenue plus GAAP total operating expenses), net income attributable to Yahoo! Inc., and net income attributable to Yahoo! Inc. common stockholders per share - diluted, which we believe are the most comparable GAAP measures. We use these non-GAAP financial measures for internal managerial purposes and to facilitate period-to-period comparisons. We describe limitations specific to each non-GAAP financial measure below. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure or measures. Further, management uses non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business and operating costs. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, revenue, cash flow from operating activities, total expenses, net income attributable to Yahoo! Inc., and net income attributable to Yahoo! Inc. common stockholders per share - diluted calculated in accordance with GAAP.

Revenue ex-TAC is a non-GAAP financial measure defined as GAAP revenue less TAC. TAC consists of payments made to third-party entities that have integrated our advertising offerings into their websites or other offerings and payments made to companies that direct consumer and business traffic to Yahoo!’s online properties and services. Based on the terms of the Search Agreement with Microsoft, Microsoft retains a revenue share of 12 percent of the net (after TAC) search revenue generated on Yahoo!’s Advertising Network (which consists of Yahoo!’s own online properties and services as well as the distribution network of third-party entities that have integrated our advertising offerings into their websites or other offerings) in transitioned markets. Yahoo! reports the net revenue it receives under the Search Agreement as revenue and no longer presents the associated TAC within cost of revenue. Accordingly, for transitioned markets Yahoo! reports GAAP revenue associated with the Search Agreement on a net (after TAC) basis rather than a gross basis. For markets that have not yet transitioned, revenue continues to be recorded on a gross basis, and TAC is recorded in cost of revenue. We present revenue ex-TAC to provide investors a metric used by the Company for evaluation and decision-making purposes during the Microsoft transition and to provide investors with comparable revenue numbers when comparing periods preceding, during and following the transition period. We present revenue ex-TAC business outlook to reflect the underlying dynamics of the business during the Microsoft transition and to facilitate comparisons to prior periods. A limitation of revenue ex-TAC is that it is a measure which we have defined for internal and investor purposes that may be unique to the Company, and therefore it may not enhance the comparability of our results to other companies in our industry who have similar business arrangements but address the impact of TAC differently. Management compensates for these limitations by also relying on the comparable GAAP financial measures of revenue, cost of revenue, and gross profit, each of which includes the impact of TAC.

Free cash flow is a non-GAAP financial measure defined as cash flow from operating activities (adjusted to include excess tax benefits from stock-based compensation), less net capital expenditures and dividends received from equity investees. We consider free cash flow to be a liquidity measure which provides useful information to management and investors about the amount of cash generated by the business after the acquisition of property and equipment, which can then be used for strategic opportunities including, among others, investing in the Company's business, making strategic acquisitions, strengthening the balance sheet, and repurchasing stock. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for this limitation by also relying on the net change in cash and cash equivalents as presented in the Company’s unaudited condensed consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

Total expenses less TAC is a non-GAAP financial measure defined as total expenses (GAAP cost of revenue plus GAAP total operating expenses) less TAC. We consider total expenses less TAC to be a useful indicator of our operating costs. We exclude TAC from this measure because TAC generally varies based on the revenue we earn from traffic supplied by certain third parties, and doing so assists investors in understanding the operating cost structure of our business. A limitation associated with the non-GAAP measure of total expenses less TAC is that it does not reflect TAC. Management compensates for this limitation by also relying on the comparable GAAP financial measures of cost of revenue and income from operations, each of which includes TAC.

Non-GAAP net income is defined as net income attributable to Yahoo! Inc. excluding certain gains, losses, expenses, and their related tax effects that we do not believe are indicative of our ongoing results. In reporting results for fiscal 2009 and its interim periods, we adjusted non-GAAP net income to exclude stock-based compensation expense and its related tax effects. Beginning in the first quarter of 2010, we no longer exclude stock-based compensation expense and its related tax effects. For comparison purposes, prior period amounts have been revised to conform to the current presentation. We consider non-GAAP net income and non-GAAP net income per diluted share to be profitability measures which facilitate the forecasting of our results for future periods and allow for the comparison of our results to historical periods. A limitation of non-GAAP net income and non-GAAP net income per diluted share is that they do not include all items that impact our net income and net income per diluted share for the period. Management compensates for this limitation by also relying on the comparable GAAP financial measures of net income attributable to Yahoo! Inc. and net income attributable to Yahoo! Inc. common stockholders per share - diluted, both of which include the gains, losses, expenses and related tax effects that are excluded from non-GAAP net income and non-GAAP net income per diluted share.

Yahoo! Inc.
Supplemental Financial Data
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2010	2009	2010
Revenue for groups of similar services:
Display	$559,707	$635,311	$1,866,984	$2,154,886
Search	874,709	639,639	3,396,396	3,161,589
Other	297,561	250,159	1,196,935	1,008,176
Total revenue	$1,731,977	$1,525,109	$6,460,315	$6,324,651

Revenue excluding traffic acquisition costs ("revenue ex-TAC") for groups of similar services:
GAAP display revenue	$559,707	$635,311	$1,866,984	$2,154,886
TAC associated with display revenue	(70,015)	(67,873)	(252,703)	(267,788)
Display revenue ex-TAC	$489,692	$567,438	$1,614,281	$1,887,098

GAAP search revenue	$874,709	$639,639	$3,396,396	$3,161,589
TAC associated with search revenue for non-transitioned markets	(401,871)	(251,986)	(1,520,806)	(1,467,094)
Search revenue ex-TAC	$472,838	$387,653	$1,875,590	$1,694,495

Other GAAP revenue	$297,561	$250,159	$1,196,935	$1,008,176
TAC associated with other GAAP revenue	(1,623)	-	(4,317)	(1,540)
Other revenue ex-TAC	$295,938	$250,159	$1,192,618	$1,006,636

Revenue ex-TAC:
GAAP revenue	$1,731,977	$1,525,109	$6,460,315	$6,324,651
TAC	(473,509)	(319,859)	(1,777,826)	(1,736,422)
Revenue ex-TAC	$1,258,468	$1,205,250	$4,682,489	$4,588,229

Revenue ex-TAC by segment:
Americas:
GAAP revenue	$1,273,133	$990,719	$4,852,331	$4,425,457
TAC	(308,489)	(102,114)	(1,195,579)	(957,607)
Revenue ex-TAC	$964,644	$888,605	$3,656,752	$3,467,850

EMEA:
GAAP revenue	$158,758	$163,711	$598,300	$579,145
TAC	(48,862)	(58,070)	(207,844)	(210,261)
Revenue ex-TAC	$109,896	$105,641	$390,456	$368,884

Asia Pacific:
GAAP revenue	$300,086	$370,679	$1,009,684	$1,320,049
TAC	(116,158)	(159,675)	(374,403)	(568,554)
Revenue ex-TAC	$183,928	$211,004	$635,281	$751,495

Total revenue ex-TAC	$1,258,468	$1,205,250	$4,682,489	$4,588,229

Direct costs by segment (1):
Americas	$159,697	$141,881	$620,690	$568,017
EMEA	29,370	30,076	115,778	118,954
Asia Pacific	35,810	39,863	138,739	146,657
Global operating costs (2)	608,223	510,531	2,116,747	2,044,246
Restructuring charges, net	40,409	37,735	126,901	57,957
Depreciation and amortization	181,793	171,187	738,855	656,396
Stock-based compensation expense	84,411	54,001	438,087	223,478
Income from operations	$118,755	$219,976	$386,692	$772,524

Reconciliation of cash flow from operating activities to free cash flow:
Cash flow from operating activities	$351,063	$403,145	$1,310,346	$1,240,190
Acquisition of property and equipment, net	(169,737)	(247,393)	(433,795)	(714,078)
Dividends received from equity investees	-	-	(27,628)	(60,918)
Excess tax benefits from stock-based awards	38,359	(587)	108,487	131,061
Free cash flow	$219,685	$155,165	$957,410	$596,255

(1)	Direct costs for each segment include cost of revenue (excluding TAC) and other operating expenses that are directly attributable to the segment such as employee compensation expense (excluding stock-based compensation expense), local sales and marketing expenses, and facilities expenses. Prior to the fourth quarter of 2010, we included TAC in segment direct costs. For comparison purposes, prior period amounts have been revised to conform to the current presentation.
(2)	Global operating costs include product development, service engineering and operations, marketing, customer advocacy, general and administrative, and other corporate expenses that are managed on a global basis and that are not directly attributable to any particular segment.

Yahoo! Inc.
GAAP Net Income to Non-GAAP Net Income Reconciliations
(in thousands, except per share amounts)

		Three Months Ended December 31,
		2009	2010

GAAP Net income attributable to Yahoo! Inc.		$152,954	$312,020

(a)	Transition costs, net of reimbursements from Microsoft (3)	32,013	-

(b)	Restructuring charges, net	40,409	37,735

(c)	To adjust the provision for income taxes to exclude the tax impact of items (a) and (b) above for the three months ended December 31, 2009 and 2010, respectively	(25,200)	(9,207)

Non-GAAP Net income		$200,176	$340,548

GAAP Net income attributable to Yahoo! Inc. common stockholders per share - diluted		$0.11	$0.24

Non-GAAP Net income per share - diluted		$0.14	$0.26

Shares used in non-GAAP per share calculation - diluted		1,416,974	1,311,682

		Year Ended December 31,
		2009	2010

GAAP Net income attributable to Yahoo! Inc.		$597,992	$1,231,663

(a)	Transition costs, net of reimbursements from Microsoft (3)	43,300	(43,300)

(b)	Incremental costs for advisors related to the strategic alternatives and related matters (4)	7,159	-

(c)	Restructuring charges, net	126,901	57,957

(d)	Gain on sale of Zimbra, Inc.	-	(66,130)

(e)	Gain on sale of Gmarket investment	(66,684)	-

(f)	Gain on sale of the Company's direct investment in Alibaba.com	(98,167)	-

(g)	Gain on sale of HotJobs	-	(186,345)

(h)	To adjust the provision for income taxes to exclude the tax impact of items (a) through (g) above for the year ended December 31, 2009 and 2010, respectively	3,462	7,431

Non-GAAP Net income		$613,963	$1,001,276

GAAP Net income attributable to Yahoo! Inc. common stockholders per share - diluted		$0.42	$0.90

Non-GAAP Net income per share - diluted		$0.43	$0.73

Shares used in non-GAAP per share calculation - diluted		1,415,658	1,364,612

(3)	Non-GAAP net income excludes reimbursements for prior periods. The net $43 million reimbursement adjustment in the year ended December 31, 2010 is equal to the transition costs of $11 million and $32 million incurred in the three months ended September 30, 2009 and December 31, 2009, respectively, in connection with the Search Agreement.
(4)	Includes incremental costs for advisors related to Microsoft's proposals to acquire all or a part of the Company, other strategic alternatives, including the Google agreement, the proxy contest, and related litigation defense.

Yahoo! Inc.
Business Outlook

The following business outlook is based on information and expectations as of January 25, 2011. Yahoo!'s business outlook as of today is expected to be available on the Company's Investor Relations website throughout the current quarter. Yahoo! does not intend, and undertakes no duty, to update the business outlook to reflect subsequent events or circumstances; however, Yahoo! may update the business outlook or any portion thereof at any time at its discretion.

Three Months Ending March 31, 2011 (in millions)

	Revenue excluding traffic acquisition costs ("Revenue ex-TAC"):	$1,020 - 1,080

	Total expenses less TAC:	$890 - 920

	Income from operations:	$130 - 160

Reconciliations:

Revenue excluding TAC:
	GAAP Revenue (5)	$1,150 - 1,230
	Less: TAC (5)	130 - 150
	Revenue ex-TAC	$1,020 - 1,080

Total expenses less TAC:
	Total expenses (GAAP Cost of revenue + GAAP Total operating expenses)	$1,020 - 1,070
	Less: TAC (5)	130 - 150
	Total expenses less TAC	$890 - 920

(5)

As a result of the required change in revenue presentation and the revenue share with Microsoft in transitioned markets, Yahoo!'s first quarter 2011 business outlook at the midpoint of the ranges for GAAP Revenue and TAC is lower than it otherwise would have been by approximately $207 million and $171 million, respectively.

Yahoo! Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2010	2009	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$155,738	$317,947	$605,289	$1,244,628
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	142,503	167,976	554,546	555,216
Amortization of intangible assets	39,290	29,324	184,309	127,293
Stock-based compensation expense, net	103,073	54,001	449,149	223,478
Stock-based restructuring expense reversals	-	(4,211)	-	(4,211)
Non-cash restructuring charges	44	-	7,301	2,813
Tax benefits from stock-based awards	20,554	(48,149)	6,860	43,119
Excess tax benefits from stock-based awards	(38,359)	587	(108,487)	(131,061)
Deferred income taxes	(134,242)	96,830	(90,562)	112,582
Earnings in equity interests	(68,646)	(107,511)	(250,390)	(395,758)
Dividends received from equity investees	-	-	27,628	60,918
Gain from sale of investments, assets, and other, net	6,336	553	(160,634)	(222,347)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(90,483)	(90,883)	81,959	(31,419)
Prepaid expenses and other	20,861	(149,681)	21,585	(168,183)
Accounts payable	33,352	43,382	(19,684)	23,593
Accrued expenses and other liabilities	188,633	95,202	106,096	(74,505)
Deferred revenue	(27,591)	(2,222)	(104,619)	(125,966)
Net cash provided by operating activities	351,063	403,145	1,310,346	1,240,190

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment, net	(169,737)	(247,393)	(433,795)	(714,078)
Purchases of marketable debt securities	(1,517,696)	(713,591)	(5,048,462)	(2,502,652)
Proceeds from sales of marketable debt securities	53,374	153,478	136,538	1,525,330
Proceeds from maturities of marketable debt securities	778,906	290,536	2,884,926	2,074,592
Proceeds from sales of marketable equity securities	-	-	265,194	-
Purchases of intangible assets	(3,371)	(2,650)	(32,185)	(21,443)
Proceeds from sales of divested businesses	-	-	-	325,000
Acquisitions, net of cash acquired	(177,333)	(45,081)	(195,106)	(157,442)
Other investing activities, net	-	-	3,652	(19,392)
Net cash (used in) provided by investing activities	(1,035,857)	(564,701)	(2,419,238)	509,915

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net	38,188	67,721	112,673	167,388
Repurchases of common stock	(22,666)	-	(113,444)	(1,749,311)
Excess tax benefits from stock-based awards	38,359	(587)	108,487	131,061
Tax withholdings related to net share settlements of restricted stock awards and restricted stock units	(27,130)	(4,317)	(73,119)	(48,700)
Other financing activities, net	-	(702)	-	(2,144)
Net cash provided by (used in) financing activities	26,751	62,115	34,597	(1,501,706)

Effect of exchange rate changes on cash and cash equivalents	(617)	10,308	57,429	2,598

Net change in cash and cash equivalents	(658,660)	(89,133)	(1,016,866)	250,997
Cash and cash equivalents, beginning of period	1,934,090	1,615,560	2,292,296	1,275,430

Cash and cash equivalents, end of period	$1,275,430	$1,526,427	$1,275,430	$1,526,427

Yahoo! Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2009	December 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$1,275,430	$1,526,427
Short-term marketable debt securities	2,015,655	1,357,661
Accounts receivable, net	1,003,362	1,028,900
Prepaid expenses and other current assets	300,325	432,560
Total current assets	4,594,772	4,345,548

Long-term marketable debt securities	1,226,919	744,594
Property and equipment, net	1,426,862	1,653,422
Goodwill	3,640,373	3,681,645
Intangible assets, net	355,883	255,870
Other long-term assets	194,933	235,136
Investments in equity interests	3,496,288	4,011,889

Total assets	$14,936,030	$14,928,104

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$136,769	$162,424
Accrued expenses and other current liabilities	1,169,815	1,208,792
Deferred revenue	411,144	254,656
Total current liabilities	1,717,728	1,625,872

Long-term deferred revenue	122,550	56,365
Capital lease and other long-term liabilities	83,021	142,799
Deferred and other long-term tax liabilities, net	494,095	506,658
Total liabilities	2,417,394	2,331,694

Total Yahoo! Inc. stockholders' equity	12,493,320	12,558,129
Noncontrolling interests	25,316	38,281
Total equity	12,518,636	12,596,410

Total liabilities and equity	$14,936,030	$14,928,104

CONTACTS:
Yahoo! Inc.
Media Relations:
Dana Lengkeek, 408-349-1130
danal@yahoo-inc.com
Investor Relations:
Cathy La Rocca, 408-349-5188
cathy@yahoo-inc.com